Letter from Moen & Company, LLP to the Securities and Exchange Commission
EX-16.1

Moen & Company
Suite
1400
,
701 West Georgia St
.,
Vancouver
, B.C., V7Y 1C6

August 30, 2006

Securities & Exchange Commission
450 Fifth Street N.W.

Washington
D.C.
20549

Ladies and Gentlemen:

We have read Moventis Capital, Inc.'s statements included under Item 4.01 of its Form 8-K dated August 28, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with Moventis Capital, Inc.’s statements related to the engagement of Smythe, Ratcliffe, LLP. as their independent registered public accounting firm.

Very truly yours,

By:

/s/ MOEN & COMPANY, LLP.

MOEN & COMPANY, LLP.
Per:

Irving P. Moen,